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                            AMENDMENT NO. 2 TO THE
                            PARTICIPATION AGREEMENT

    This Amendment to the Participation Agreement ("Agreement") by and among MetLife Insurance Company of Connecticut ("Company"), on behalf of itself and certain of its separate accounts, Wells Fargo Funds Trust (the "Trust") and Wells Fargo Funds Distributor, LLC ("WFFD") is made and entered into effective as of April 30, 2012. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

    WHEREAS, the parties agree to distribute the prospectuses of the Portfolios of the Fund pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

    WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws;

    WHEREAS, the parties desire to restate and replace Exhibit A of the Agreement, as attached hereto;

    NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

    1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

    2. The Trust shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses.

    3. The Trust represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its Portfolios. The Trust further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

    4. The Trust agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses, and such web page will contain the current Fund documents required to be posted in compliance with Rule 498, and that such web page will not contain any additional materials not required by Rule 498. The Trust shall immediately notify the Company of any unexpected interruptions in the availability of this web page.

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    5. The Trust represents and warrants that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Trust or one of their affiliates. The Trust further represents and warrants that any information obtained about contract owners will be used solely for the purpose of responding to requests for additional Fund documents.

    6. The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

    7. Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

    8. The Trust represents and warrants that it has reasonable safeguards in place to prevent the documents contained on the web page, and the documents provided to the Company for purposes of electronic delivery, from containing any virus.

    9. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide the Company with at least 60 days' advance notice of its intent.

    10.The parties agree that all other provisions of the Participation
       Agreement, including the Indemnification provisions, will apply to the terms of this Amendment, as applicable.

    11.The parties agree that the Company is not required to distribute Summary
       Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

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   IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Wells Fargo Funds Distributor, LLC

By:  /s/ Randy Henze
     -----------------------------------
Name: Randy Henze
Title: SVP

Wells Fargo Variable Trust

By:  /s/ Andrew Owen
     -----------------------------------
Name: Andrew Owen
Title: Assistant Secretary

MetLife Insurance Company of Connecticut

By:  /s/ Karen A. Johnson
     -----------------------------------
Name: Karen A. Johnson
Title: Vice President

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                                   EXHIBIT A

The following is a list of Accounts under this Agreement:

   MetLife of CT Separate Account Eleven for Variable Annuities

The following is a list of Designated Portfolios under this Agreement:

   Wells Fargo Variable Trust Small Cap Value Fund-Class 2